EXHIBIT 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Synopsys, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value of $0.01 per share	Other	3,800,000	$497.85	$1,891,830,000	$ 153.10 per $1,000,000	$289,639.17

Total Offering Amounts					$1,891,830,000		$289,639.17

Total Fee Offsets							—

Net Fee Due							$289,639.17

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “
Securities Act
”), this Registration Statement on Form
S-8
(this “
Registration Statement
”) shall also cover any additional shares of Synopsys, Inc.’s (the “
Registrant
”) common stock, par value of $0.01 per share (“
Common Stock
”) that become issuable under the Registrant’s 2006 Employee Equity Incentive Plan, as amended (the “
Equity Incentive Plan
”) and under the Registrant’s Employee Stock Purchase Plan (the “
ESPP
”, and together with the Equity Incentive Plan, the “
Plans
”), by reason of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, split-up,
reorganization, consolidation or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of shares of outstanding Common Stock.

(2)	Represents an aggregate of 3,800,000 additional shares of Common Stock that were authorized for issuance under the Plans.
(3)
Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on May 23, 2025 (rounded up to the nearest cent).